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                     FIRST AMENDMENT TO LICENSING AGREEMENT

     THIS FIRST AMENDMENT ("Amendment") to Licensing Agreement is dated as of the 31st day of May, 1996 by and between QVC, Inc. ("QVC") and Hydron Technologies, Inc. ("HTI").

                                   BACKGROUND

     A. On or about December 6, 1993, QVC and HTI entered into a Licensing Agreement dated as of December 6, 1993 (the "Agreement") and certain other agreements and documents executed pursuant thereto (collectively the "Other 1993 Documents"). Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

     B. QVC and HTI have agreed to modify, in certain respects, their respective rights and obligations described in the Agreement and the Other 1993 Documents, to, among other things, allow QVC to Promote the Products in a manner consistent with the manner in which it Promotes its proprietary brands, in accordance with the terms and conditions of the Agreement, as modified by the Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, QVC and HTI agree as follows:

     1. Amendments. The Agreement is hereby amended as follows:

     (a) Paragraph 1 (a) is hereby amended and restated in its entirety as follows:

          1. (a) HTI grants to QVC, and QVC accepts, the following license, rights and privileges

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          (the License"): (a) the exclusive rights (both for itself and through any Affiliate, provided that QVC remains obligated under, and each affiliate agrees in writing to be bound by the terms of this Agreement) in the Territory (as hereinafter defined) to Promote or cause others to Promote the Consumer Products via all means and media (except Prestige Retail Channels of Distribution (as hereinafter defined and catalog sales) and (b) the exclusive right, in the Territory, to use, publish, reproduce and broadcast the Copyrights and the Trademarks via such means and media in conjunction with such activities. For purposes of this Agreement, "Consumer Products" shall mean all now existing or hereafter developed products utilizing Hydron polymer technology which are or will be available to consumers, not including prescription drugs, non-prescription drugs, medical devices, and products specifically targeted to with benefits geared solely for the health care field (e.g., hand lotion to prevent irritation or allergic reaction with the use of latex gloves), ocular products, drug delivery systems, and the products and fields set forth in the annexed Exhibit "A". Nothing herein shall be construed to prohibit the development, production, marketing, distribution and/or sale of products containing Hydron polymers by HTI to: (a) the health care field (i.e., hospitals, other institutional customers, and individual health care providers such as doctors, dentists and nurses) and (b) shareholders (whether of record or beneficial) of HTI, for personal use and resale. Hereinafter, the Consumer Products shall sometimes be referred to as the "Products" or "Merchandise". The "Territory" shall mean North America, South America and Central America. "Prestige Retail

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          Channels of Distribution" shall mean traditional department (e.g.,
          J.C. Penney) and specialty stores, specialty boutiques, and beauty salons, but shall exclude all other channels of distribution, including without limitation, discount stores, drug stores, warehouse stores, superstores, and retail outlet stores. QVC and HTI acknowledge and agree that Consumer Products integrating Hydron Polymer technology shall only be Promoted under the "Hydron" trademark.

     (b) Paragraph 3(a) is amended and restated in its entirety as follows:

          3. (a)(i) The first renewal term of this Agreement shall commence upon June 1, 1996 and end upon May 31, 1998 (the "First Renewal Term"). Unless earlier terminated pursuant to this paragraph 3(a), upon the expiration of the First Renewal Term, this Agreement shall automatically continually renew for additional two (2) year terms (each, a "Renewal Term") unless: (i) during the applicable Renewal Term, Net Purchases (as defined below) were less than the applicable Minimum Amount (as defined below); (ii) HTI provides QVC with written notice, no later than thirty (30) days following the last day any Renewal Term, of HTI's intent to terminate the Agreement unless QVC cures such deficiency; and (iii) QVC does not make additional purchases such that Net Purchases through such date equal or exceed the applicable Minimum Amount by the thirtieth (30th) day following the receipt of such notice by QVC. The "Minimum Amount" shall mean Thirty

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          Million ($30,000,000) Dollars with respect to the First Renewal Term, and, with respect to each Renewal Term thereafter, one hundred twenty (120%) percent of the Minimum Amount applicable to the immediately preceding two (2) year term. "Net Purchases" shall mean the aggregate of all Purchase Orders for Products issued by QVC or any of its affiliates (except Purchase Orders issued by the joint venture formed by QDirect Ventures, Inc. and Hydron Direct, Inc. as of the date hereof for the purpose of promoting the Products by means of a certain infomercial) to HTI during the applicable period, exclusive of credits, returns, allowances, taxes, freight, shipping and handling charges, provided that such Purchase Orders are paid in accordance with their terms.

               (ii) Notwithstanding the foregoing, in the event that Net Purchases during the first one year period of each Renewal Term of this Agreement (each, an "Interim Period") do not equal or exceed forty-two (42%) percent of the applicable Minimum Amount(the "Minimum Interim Amount"), this Agreement shall terminate, provided that (i) HTI provides QVC with written notice, no later than thirty (30) days following thelast day of the Interim Period, of HTI's intent to terminate the Agreement unless QVC cures such deficiency; and (ii) QVC does not make additional purchases such that Net Purchases through such date equal or exceed the applicable Minimum Interim Amount by the thirtieth (30th) day following the receipt of such notice by QVC. HTI

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          acknowledges and agrees that all purchase orders issued and outstanding as of June 1, 1996 shall be included in calculating the Minimum Amount applicable to the first Interim Period. Any Purchase Order(s) issued for the purpose of curing any deficiency in the applicable Minimum Amount shall be included in calculating Net Purchases solely for the period in which such deficiency occurred.

     (c) Paragraph 3 of the Agreement is hereby amended by the addition of the following paragraphs:

          (c) Upon the expiration or termination of this Agreement, QVC shall have the right, but not the obligation, to purchase Consumer Products from HTI, on a non-exclusive basis, solely for the purpose of fulfilling anticipated back-end orders from QVC's customers, for a period of two (2) years following the expiration or termination of this Agreement.

          (d) In the event that Tauman is terminated from his employment with HTI, as a result of a material change in the control of HTI, Tauman shall be excused from his obligations under thisparagraph 3, provided that HTI provides a replacement spokesperson acceptable to QVC, in its sole and absolute discretion, to make any remaining Appearances required by the Agreement, as modified by this Amendment.

     (d) Paragraph 4 of the Agreement is hereby amended by the addition of the following paragraph:

          (c) If requested by QVC, HTI shall cause Tauman to make, and Tauman agrees to make, three (3) Appearances during the ninety (90) day period following the expiration or termination of this Agreement.

     (e) Paragraph 5 of the Agreement is hereby amended by the addition of the following paragraphs:

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          (c) HTI shall pay to QVC a royalty on HTI's Net Sales of Consumer
          Products at the rate of five percent (5%) of HTI's first Two Million Dollars ($2,000,000) of Net Sales, and ten (10%) percent with respect to all Net Sales thereafter, in perpetuity. For purposes of this paragraph 5, "Net Sales" shall mean gross dollars received from sales of Consumer Products sold and shipped to customers for sale or resale through any channel of distribution (other than pursuant to this Agreement) in the Territory, less credits, returns, allowances, and not including shipping and handling charges and sales, use and other taxes. Such royalties shall be payable quarterly, in arrears, no later than the 30th day following the last day of each fiscal quarter of QVC. For the purpose of allowing QVC to verify any amounts due pursuant to this Agreement, HTI agrees, upon QVC's written request, to cause an independent certified public accountant acceptable to QVC, to audit the books and records of HTI related to such amounts, once annually, during the term of this Agreement, and to deliver to QVC, no later than ninety (90) days following each such request, a detailed report accompanied by supporting documents, reflecting the results of such audit. QVC shall bear only the reasonable costs and expenses of each such audit, except

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          with respect to any audit(s) which reveals a discrepancy in favor of
          HTI in excess of ten percent (10%) of the amount due to QVC with respect to the applicable period, in which case, HTI shall be responsible for the reasonable costs and expenses of such audit(s). Any discrepancy revealed by such an audit shall be promptly cured. For purposes of any such audit, QVC agrees that Earnst & Young is an acceptable independent certified public accountant.

          (d) Effective June 1, 1996, HTI shall modify the prices at which HTI offers the Products for sale to QVC during the term of this Agreement to the prices set forth on Schedule 1 attached to this Agreement and incorporated herein by reference with respect to all Products purchased by QVC on or after June 1, 1996. Unless otherwise agreed in writing by QVC, the packaging for the Products shall remain substantially the same as the packaging of Products currently offered for sale by QVC. HTI shall offer new Consumer Products for sale to QVC at prices consistent with those set forth on Schedule 1. HTI grants to QVC the right to audit HTI's books and records related to such matters, once annually, for the purpose of allowing QVC to verify the foregoing, according to the terms set forth in paragraph 5(c) of this Agreement. During the First Renewal Term and the one (1) year period thereafter, the prices set forth on Schedule 1 shall only be increased in the event that HTI provides QVC with evidence of an unusual, dramatic increase in the direct cost of the raw materials required to produce the Products. Nothing in this Agreement shall be construed to obligate HTI to make further reductions in the sales

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          price of Consumer Products to QVC or its Affiliates during the First
          Renewal Term or the one (1) year period following the First Renewal Term. Thereafter, HTI shall provide QVC with evidence of any variance in the costs to HTI of the raw materials which comprise the Products once annually during the term of this Agreement, and, provided such evidence is reasonably satisfactory to QVC, the prices at which HTI offers the Products for sale to QVC shall be adjusted prospectively to reflect such variances.

     (g) Paragraph 6(a) is hereby amended and restated in its entirety as follows:

          6. (a) During the term of this Agreement, unless otherwise specifically set forth herein, with respect to the Territory (i) neither HTI nor any affiliate shall develop, manufacture, distribute, endorse, or Promote (A) any Consumer Product through any means or media other than Prestige Retail Channels of Distribution and catalogs, or (B) any product whatsoever by means of Direct Response Television, except that HTI may Promote products other than Consumer Products, by means of infomercials, and direct response commercial spots, and traditional retail channels of distribution. (ii) neither Tauman nor Fox shall endorse or Promote (A) any Consumer Product through any means or media other than Prestige Retail Channels of Distribution and catalogs, or (B) any product whatsoever by means of Direct Response Television, except that Tauman and/or Fox may Promote products other than Consumer Products by means of infomercials, direct response commercial spots and traditional retail channels of distribution. Notwithstanding the foregoing, HTI, Tauman and Fox

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          acknowledge and agree that during the term of this Agreement and the ninety (90) day period following the expiration or termination of this Agreement, neither HTI, Tauman or Fox shall promote any products by any means of direct response television programming except as expressly set forth in this Agreement.

          For purposes of this Agreement, "Direct Response Television" shall mean televised programming (regardless of duration) through which a consumer is requested to respond by mail, telephone or other electronic means, to an individual or entity offering a product or service for sale.

     (h) Paragraph 6(b) is hereby amended and restated in its entirety as follows:

          6. (b) Upon the development by HTI, or any Affiliate, of any new Consumer Product, HTI shall offer such product to QVC on an exclusive basis, subject to the terms and conditions of this Agreement. Following each such offer, QVC shall have sixty (60) days to make an initial determination of whether it is interested in Promoting such Product. HTI shall notify QVC, in writing, upon the expiration of each such sixty (60) day period, and QVC shall have an additional thirty
          (30) days, following the receipt of each such notice, to decide whether to Promote such Product. In the event that QVC decides to refrain from Promoting any such product, HTI may Promote such product through any means or media other than Direct Response Television in the Territory.

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     (i) Paragraph 6(d) is hereby amended and restated in its entirety as follows:

          (d) HTI shall have the right, but not the obligation, during each one
          (1) year period of this Agreement, to select one (1) Consumer Product rejected by QVC (each, a "Wild Card Product"). QVC shall issue a Purchase Order for each Wild Card Product, in an amount at least equal to Ten Thousand Dollars ($10,000), no later than six (6) months following the identification of such Wild Card Product.

     2. Standstill. QVC hereby covenants and agrees with HTI that without the prior written consent of HTI, which may in its absolute discretion be withheld, it shall not:

          (a) Except pursuant to the Second Warrant Purchase Agreement (as defined in paragraph 3(a) below) it shall not: acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Voting Securities, or direct or indirect rights or option to acquire any Voting Securities (including, without limitation, non-Voting Securities convertible into or with appertaining rights to acquire Voting Securities), of HTI; or

          (b) make, or in any way participate, directly or indirectly, in any Solicitation of Proxies to vote, or seek to advise or influence any person, entity or Group with respect to the voting of, any Voting Securities of HTI, or initiate or propose any stockholder proposal with respect to HTI described in Rule 14a-8 promulgated under the Exchange Act; or

          (c) form, join or in any way participate in, or in any manner provide any form of assistance to, a Group with respect to any Voting Securities of HTI; or

          (d) otherwise act, alone or in concert with others, to seek to, or assist or encourage any other person, entity or Group in seeking to control or influence the management, board of directors or policies of HTI or propose or effect any form of business combination with HTI or any of its Affiliates or any restructuring, recapitalization or similar transaction with respect to HTI or any of its Affiliates. Notwithstanding the foregoing, nothing in this paragraph three (3) shall be interpreted from precluding

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     QVC from exercising its rights as a shareholder of the company or to negotiate with HTI in QVC's capacity as a customer of HTI.

          (e) The terms "Affiliate" and "Associate" shall mean any present or future Affiliate or Associate within the meaning of Rule 12b-2 promulgated under the exchange Act; the term "Common Stock" shall mean Company's Common Stock, $.01 par value per share; the term "Group" means a Group within the meaning of Section 13(d) of the Exchange Act; the term "Voting Securities" shall mean Company's Common Stock, and any other securities of Company entitling the holder to vote for the election of directors of the Company; the term "Exchange Act" shall mean the Securities Exchange Act of 1934; and the terms "Solicitation" and "Proxies" shall have the meanings used in the proxy rules of the Securities and Exchange Commission under the Exchange Act.

     3. Execution of Other Documents. Prior to or concurrently with the execution of this Amendment, QVC and HTI shall execute and deliver to QVC the following agreements and documents, in form and substance satisfactory to QVC and HTI:

          (a) a Warrant Purchase Agreement dated as of May 31, 1996, pursuant to which, among other things, HTI shall grant to QVC warrants to purchase 500,000 shares of HTI common stock, .01 par value, at an exercise price of Two and Three Quarters Dollars ($2.75) per share (the "Second Warrant Purchase Agreement");

          (b) Joint Venture Agreement dated as of May 31, 1996, by and between QDirect Ventures, Inc. ("QDirect") and Hydron Direct, Inc. ("HDI"), an affiliate of HTI (the "New Joint Venture Agreement") pursuant to which QDirect and HDirect shall agree to continue the activities contemplated by that certain letter agreement dated January 17, 1995 by and among QDirect, HDirect and DTR Associates;

          (c) an amendment to that certain letter agreement dated December 2, 1993 by and between QVC and DTR (the "DTR Letter Agreement"), pursuant to which, among other things, QVC's obligation to pay any commission to DTR on QVC's Net Sales (as defined in the letter agreement) shall be nullified as of May 31, 1996 (the "DTR Letter Agreement Amendment");

          (d) a letter agreement dated as of the date hereof between QVC and HTI memorializing certain agreements and understandings between QVC and HTI (the

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     "HTI Letter Agreement") (hereinafter, the Second Warrant Purchase
     Agreement, the Joint Venture Agreement the DTR Letter Agreement Amendment and the HTI Letter Agreement are collectively referred to as the "Other Documents").

     4. Ratification of Existing Agreements. Except as expressly modified by this Amendment and the Other Documents, all agreements entered into between QVC and HTI (and any affiliates of HTI) shall remain in full force and effect, and QVC and HTI each hereby ratify their respective representations, warranties, covenants, and other obligations thereunder.

     5. Effectiveness. This Amendment shall become effective upon: (i) the execution of this Amendment by a duly authorized representative of each of QVC and HTI; (ii) the execution of each of the Other Documents by duly authorized representatives of the parties to the Other Documents; and (iii) the exercise by QVC of the Series A Warrants and the Series B Warrants.

     6. Counterparts. This Amendment may be executed in counterparts, which, taken together, shall constitute one and the same Amendment.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Amendment as of the date first above written.

QVC, Inc.                              Hydron Technologies, Inc.

By:                                    By:
   --------------------------             --------------------------
   Neal S. Grabell                        Harvey Tauman
   Senior Vice President                  President

Acknowledged and agreed to:


- -----------------------------
Harvey Tauman
Date:

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